Exhibit 99.2

CONTACT:

VIVUS, Inc.	Vida Communication
Timothy E. Morris	Stephanie Diaz & Tim Brons
Chief Financial Officer	415-675-7400
650-934-5200

FOR IMMEDIATE RELEASE

VIVUS to Raise $12 Million in Registered Direct Offering of Common Stock

Proceeds to Fund Clinical Advancement of the Qnexa Program for the Treatment of Obesity

MOUNTAIN VIEW, Calif., May 10, 2006 – VIVUS, Inc. (NASDAQ: VVUS), a pharmaceutical company dedicated to the development and commercialization of next-generation therapeutic products addressing obesity and sexual health, today announced that it has entered into a purchase agreement with two institutional investors for the sale of $12 million of its common stock in a registered direct offering. Under the terms of the financing, VIVUS will sell 3,669,725 shares of VIVUS common stock at a price of $3.27 per share. The transaction is expected to close on May 10, 2006, subject to customary closing conditions. All of the shares of common stock are being offered pursuant to an effective Registration Statement previously filed with the Securities and Exchange Commission.

A new investor, OrbiMed Advisors, LLC, led the financing in addition to an existing VIVUS investor. The shares were priced at market, based on a five-day average close ending on May 9, 2006. VIVUS intends to use the proceeds from the financing to fund clinical trials, including certain studies required prior to the initiation of a Phase 3 clinical trial of VIVUS’ recently announced QnexaTM program for the treatment of obesity, as well as for general corporate purposes.

About VIVUS

VIVUS Inc. is a pharmaceutical company dedicated to the development and commercialization of next-generation therapeutic products addressing obesity and sexual health. VIVUS has four products that are positioned to enter Phase 3 clinical trials, and one product that has completed Phase 3 evaluation, for which an NDA is anticipated to be submitted to the U.S. Food and Drug Administration (FDA) in late 2006. The pipeline includes: Qnexa™, for which a Phase 2 study has been completed for the treatment of obesity;  ALISTA™, for which a Phase 2B program is ongoing for the treatment of Female Sexual Arousal Disorder (FSAD);  Testosterone MDTS®, for which a Phase 2 program has been completed for the treatment of Hypoactive Sexual Desire

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040  Tel 650-934-5200   Fax 650-934-5389  www.vivus.com

Disorder (HSDD); Evamist™, for which a Phase 3 program has been completed for the treatment of menopausal symptoms; avanafil, for which a Phase 2 program has been completed for the treatment of erectile dysfunction (ED); and, MUSE®, which is approved and currently on the market for the treatment of ED. For more information on clinical trials and products, please visit the company’s web site at www.vivus.com.

Notes to Investors

Conference Call & Webcast:

As previously announced, VIVUS will hold a conference call to discuss Qnexa and this financing today, May 10, 2006, beginning at 10:30 a.m. (EDT). You can listen to this call by dialing (877) 660-0983 and entering reservation number 9107678. A live webcast and 30-day archive of the call can be accessed at www.vivus.com.

A telephone replay of the conference call will be available for 24 hours beginning May 10th at approximately 1:30 p.m. (EDT) by dialing (800) 642-1687 and entering reservation number 9107678.

Analyst Day:

VIVUS will hold an Analyst Day in New York City on Thursday, May 18, 2006, from 12:00 p.m. to 2:30 p.m. (EDT). The event will be held at the Four Seasons Hotel, 57 East 57th Street, New York, New York. VIVUS management and certain principal investigators will be on hand to discuss the results from the Phase 2 clinical trial of Qnexa, and the pivotal Phase 3 studies of Evamist. A detailed update on all other development programs will be included. Seating is limited and participants can confirm their attendance by contacting Stephanie Diaz at Vida Communication, 415-675-7401 or sdiaz@vidacommunication.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2005 and periodic reports filed with the Securities and Exchange Commission.

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